EXHIBIT 99.2

Contacts:
Manny Hernandez
CFO, VP Finance & Administration
(408) 943-2754

FOR IMMEDIATE RELEASE

Joseph L. McCarthy
VP Corporate Communications
(408) 943-2902

Cypress Prices $500 Million Convertible Subordinated Notes Offering

SAN JOSE, Calif.—May 29, 2003—Cypress Semiconductor Corporation (NYSE: CY) announced today the pricing of its offering of $500 million aggregate principal amount of convertible subordinated notes due 2008 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes will bear interest at a rate of 1.25% per year. The notes will be subordinated to all present and future senior debt of Cypress. The sale of the notes to the initial purchasers is expected to settle on June 3, 2003.

Each $1,000 principal amount of notes will be convertible into 55.172 shares of the company’s common stock, which is equivalent from a dilution perspective to an effective conversion price of $18.125, plus a cash payment of $300. Upon conversion of a note, Cypress may, at its option and subject to certain conditions, elect to make this $300 cash payment in shares of its common stock based on the market price of its common stock at the time of conversion. At any time prior to maturity, Cypress may, at its option, elect to terminate the holders’ conversion rights if the closing price of Cypress’ common stock exceeds $21.75 (subject to certain adjustments) for 20 out of 30 consecutive trading days. Cypress may redeem some or all of the notes at any time on or after June 20, 2006 at 100% of the principal amount, plus accrued interest to, but excluding, the redemption date.

Cypress has also granted the initial purchasers a 13-day option to purchase up to an additional $150 million principal amount of notes.

Cypress intends to use approximately $49 million of the proceeds for the purchase from an affiliate of one of the initial purchasers of issuer call spread options, which have a 14 month term, with respect to its common stock to potentially offset dilution from the conversion of the notes up to a market price of $24.50 per share.

Cypress plans to use the balance of the net proceeds of the offering to redeem approximately $400 million in principal amount of its outstanding 4% and 3.75% convertible subordinated notes, to purchase approximately $95 million of its common stock it has agreed to purchase from one of the initial purchasers in connection with the offering of the notes, and for other general corporate purposes, which may include other debt repayment.

In connection with the issuer call spread options, the affiliate of the initial purchaser that sold the options to Cypress is expected to take positions in the company’s common stock in secondary market transactions and/or enter into various derivative transactions. The affiliate is likely to modify its hedge positions from time to time during the term of the issuer call spread options by purchasing and selling shares of the company’s common stock, other company securities or other instruments it may wish to use in connection with such hedging. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.